COLUMBIA FINANCIAL, INC.

PERFORMANCE ACHIEVEMENT INCENTIVE PLAN

SECTION 1: Establishment and Purpose.

1.1 Establishment of Plan. The Company hereby establishes this Columbia Financial, Inc. Performance Achievement Incentive Plan for employees of the Company and its Subsidiaries.

1.2 Purpose of Plan. The purpose of this Plan is to advance the interests of the Company and its Subsidiaries by attracting and retaining employees and by encouraging the efforts of such employees to contribute to the continued success and growth of the business of the Company and its Subsidiaries. This Plan is further intended to provide flexibility to the Company and its Subsidiaries in structuring incentive compensation to appropriately balance risk and reward, ensure compatibility with effective controls and risk management, and to align Awards with the interests of its shareholders.

SECTION 2: Definitions.

The following words have the following meanings unless a different meaning plainly is required by the context:

"***Award***" means an opportunity provided to a Participant to receive a cash incentive payment upon the achievement of certain Performance Measures designated by the Committee as provided in this Plan.

"***Base Salary***" means, unless otherwise specified by the Committee with respect to an Award, a Participant's annualized base salary (or such other form of base compensation as specified by the Committee) as of the last day of the applicable Performance Period.

"***Board***" means the Board of Directors of the Company.

"***Code***" means the Internal Revenue Code of 1986, as amended. Each reference in this Plan to a section or sections of the Code, unless otherwise noted, shall be deemed to include a reference to the rules and regulations issue under such section or sections of the Code.

"***Committee***" means the Compensation Committee of the Board or such other committee as the Board may designate from time to time.

"***Company***" means Columbia Financial, Inc., a Delaware corporation, and its successors and assigns.

"***Disability***" means an inability of a Participant to perform his or her employment duties by reason of his or her disability as defined in Code Section 409A.

"***Employee***" means an employee of the Company or one of its Subsidiaries.

"Maximum Award" means a dollar amount or a percentage of Base Salary, as determined by the Committee for each Performance Period, which represents the payment that the Participant will earn if the maximum level of the Performance Measures is achieved, subject to adjustment under Section 4(a).

"Participant" means any Employee who is designated by the Committee as a Participant in this Plan. A person who is hired by the Company or any of its Subsidiaries, or promoted to a position in which he or she is eligible to be a Participant, during a Performance Period may also be designated by the Committee at the time of hire or promotion as a Participant, in which event, unless otherwise determined by the Committee, such Participant's Award, if any, shall be pro-rated for their period of employment during the Performance Period.

"Performance Measures" means the performance goals selected for each Participant or class of Participants with respect to each Performance Period, the achievement of which, subject to Section 4(a), shall determine the amount of the Participant's Award for the Performance Period. Such Performance Measures may relate to the financial performance of the Company, the attainment of specific business plan or strategic objectives of the Company, business unit performance objectives, and/or individual performance objectives. The Committee may adjust any Performance Measure to the extent necessary to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances, as determined by the Committee in its sole discretion, or to exclude the effects of extraordinary, unusual, or non-recurring items, such as (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items, (f) the effect of acquisitions, mergers, or divestitures (including non-recurring transaction-related expenses); (g) securities offerings; (h) accounting changes, (i) amortization of goodwill or other intangible assets, (j) discontinued operations, and (k) other special charges or extraordinary items as approved by the Committee, in its sole discretion.

"Performance Period" means each consecutive twelve (12)-month period commencing on the first day of each calendar or fiscal year during the term of this Plan, or a portion of such twelve (12)-month period with respect to an Employee who becomes a Participant during such period, or such other period as determined by the Committee.

"Plan" means this Columbia Financial, Inc. Performance Achievement Incentive Plan.

"Subsidiary" means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

"Target Award" means a dollar amount or a percentage of Base Salary determined by the Committee for each Performance Period, which represents the payment that the Participant will earn if the target level of the Performance Measures is achieved, subject to adjustment under Section 4(a).

"Threshold Award" means a dollar amount or a percentage of Base Salary, as determined by the Committee for each Performance Period, which represents the payment that the Participant will earn if the threshold level of the Performance Measures is achieved, subject to adjustment under Section 4(a).

SECTION 3: Administration.

3.1 Power and Authority of Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all applicable provisions of this Plan and applicable law, to

(a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of this Plan,

(b) construe, interpret and administer this Plan and any instrument or agreement relating to this Plan, including correcting any defect, supplying any omission, interpreting any ambiguity or reconciling any inconsistency in the manner and to the extent it shall deem desirable to carry this Plan into effect,

(c) waive, prospectively or retroactively, any conditions of or rights of the Company under any Award,

(d) increase or decrease the payout due under any Award, and

(e) make all other determinations and take all other actions necessary or advisable for the administration of this Plan.

Unless otherwise expressly provided in this Plan, each determination made and each action taken by the Committee pursuant to this Plan or any instrument or agreement relating to this Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants of the Company or its Subsidiaries, and their legal representatives and beneficiaries. The Committee may take actions or otherwise make determinations that are subject to ratification or approval by the Board. The Board may make any determination or take any other action under the Plan that would otherwise be the responsibility of the Committee (and, to the extent the Board makes any determination or take any other action under the Plan, the Board shall be deemed to be the Committee for purposes of the Plan with respect to such determination or other action by the Board).

The Committee may delegate any ministerial functions under this Plan to the Company's Chief Human Resources Officer, including, without limitation, the delivery of notices to Participants when and as instructed by the Committee.

3.2 Determinations For Each Performance Period. Prior to the start of or during each Performance Period, the Committee shall:

(a) designate Employees who will become Participants for such Performance Period;

(b) establish a Threshold Award, Target Award and Maximum Award for each Participant; and

(c) provide each Participant with a written or electronic notice regarding their eligibility as a Participant for the applicable Performance Period that (i) establishes for the Participant one or more Performance Measures and a formula to determine the amount of the Award that will be earned at different levels of achievement of the Performance Measures (including, without limitation, the weighting of each Performance Measure as a component of the Award and rules for the interpolation of the amount of an Award between different levels of achievement) and (ii) sets forth the terms and conditions applicable to the Award.

3.3 Approval. Following the close of each Performance Period and prior to payment of any amount to any Participant under this Plan, the Committee shall determine which of the applicable Performance Measures for that Performance Period have been achieved and the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based and the corresponding Award amounts. Such approval shall be made in time to permit payments to be made not later than the fifteenth (15th) day of the third (3rd) calendar month following the end of the Performance Period.

SECTION 4: Incentive Payment.

Subject to the provisions of this Plan, each Participant shall be eligible to receive an incentive payment for each Performance Period in the amount determined by the extent to which his or her Performance Measures have been achieved under the terms of his or her Award, subject to the limitations set forth below:

(a) **Discretionary Increase or Reduction.** The Committee shall retain sole and absolute discretion to increase or reduce the amount of any incentive payment otherwise payable to any Participant under this Plan.

(b) **Continued Employment.** Except as otherwise approved by the Committee or specifically set forth in a written employment agreement between the Employee and the Company or its Subsidiaries in effect on the date of such payment, no incentive payment under this Plan with respect to a Performance Period shall be paid or owed to a Participant who is not an active Employee in good standing, as determined by the Committee, on the date payment is made for a Performance Period under Section 5.1; provided that the Committee may, in its sole discretion, approve full or pro-rated payments in the event of retirement, death, disability, layoff, or a change in control of the Company (as defined in the Company's 2019 Equity Incentive Plan).

(c) **Regulatory Action.** Awards will not be earned or paid, regardless of achievement of Performance Measures, to the extent that any regulatory agency issues a formal, written enforcement action, memorandum of understanding or other directive action that, or a regulation that, prohibits or limits the eligibility of the Employee to be a Participant or receive an Award.

(d) **Ethical Obligations.** The Company and its Subsidiaries are committed to doing business in an honest and ethical manner and to complying with all applicable laws and regulations. Participant actions are expected to comply with the policies established by the Company and its Subsidiaries, including their Code of Ethics and Insider Trading Policies. The Committee may determine, on a case-by-case basis, any reductions or eliminations of incentive payments under this Plan due to violations of policies or noncompliance.

(e) **Clawback**. By accepting any compensation paid or otherwise made available to a Participant under this Plan, the Participant agrees to the terms and conditions of this Plan (including, without limitation, this Section 4(e)). The Participant agrees to repay any compensation previously or hereafter paid by the Company or its Subsidiaries, or otherwise made available to the Participant under this Plan, that is subject to recovery under any applicable law or regulation (including any rule of any exchange on which the securities of the Company are then traded), or any compensation clawback or recoupment policy of the Company or its Subsidiaries applicable to similarly-situated Employees of the Company or such Subsidiary or required to comply with applicable law or regulation (as may be amended from time to time and as may hereafter be adopted). Any Participant whose Award payout becomes subject to forfeiture or clawback shall promptly return any payment received under this Plan that is

identified by the Company by written notice to the Participant. If the Participant fails to return such payment promptly, the Company or its Subsidiaries may, among other things, deduct such amount from other compensation owed to the Participant by the Company or its Subsidiaries as an advancement of wages, and the Participant's acceptance of the applicable Award represents his or her acknowledgment and agreement to such deduction. The Participant acknowledges the rights of the Company and its Subsidiaries to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section.

SECTION 5: Benefit Payments.

5.1 Time and Form of Payments. All payments of Awards pursuant to this Plan unless otherwise specified by the Committee shall be paid in a lump sum cash payment and shall be made not later than the fifteenth (15th) day of the third (3rd) month following the end of the Performance Period; provided that the Committee may permit Participants to elect to defer payment of their Awards pursuant to a timely election made pursuant to any deferred compensation plan that has been or may be established by the Company that satisfies the requirements of Section 409A of the Code.

5.2 Nontransferability. Except as otherwise determined by the Committee, no right to any incentive payment under this Plan, whether payable in cash or property, shall be transferable by a Participant other than by will or by the laws of descent and distribution; provided, however, that if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any cash or property due under the Participant's Award upon the death of the Participant. No right to any incentive payment under this Plan may be pledged, attached or otherwise encumbered, and any purported pledge, attachment or encumbrance thereof shall be void and unenforceable against the Company.

5.3 Tax Withholding. The Company or its Subsidiaries shall be entitled to withhold and deduct from payment of the Award, future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Award. The Company may also require a Participant promptly to remit the amount of such withholding to the Company or its Subsidiaries before taking any action with respect to an Award. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate. Notwithstanding any action taken or not taken by the Company or its Subsidiaries, the Participant shall remain solely liable for all taxes due with respect to his or her Award.

SECTION 6: Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in this Plan, the Board may amend, alter, suspend, discontinue or terminate this Plan, and the Committee may amend or cancel any Award. This Plan will continue in effect until terminated by the Board (although any Awards outstanding at such time shall remain outstanding and subject to this Plan until they are paid out or otherwise cancelled as provided in this Plan).

SECTION 7: General Provisions.

7.1 Effective Date. This Plan was approved by the Board to be effective as of January 1, 2025.

7.2 Term of this Plan. This Plan shall continue indefinitely until otherwise terminated pursuant to Section 6. No right to receive an incentive payment shall be granted after the termination of this Plan. However, unless otherwise expressly provided in this Plan, any right to receive an incentive payment theretofore granted may extend beyond the termination of this Plan, and the authority of the Board and the Committee and its delegates to amend or otherwise administer this Plan shall extend beyond the termination of this Plan.

7.3 Headings. Headings are given to the Sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

7.4 Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, and the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

7.5 Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company or its Subsidiaries. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any Subsidiary, to terminate, with or without cause, any Participant's employment or service at any time. This Plan shall not replace any contract of employment, whether oral or written, between the Company or its Subsidiaries and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company or its Subsidiaries. No compensation or benefit awarded to or realized by any Participant under this Plan shall be included for the purpose of computing such Participant's compensation under any compensation-based retirement, disability, or similar plan of the Company or any Subsidiary unless required by law or otherwise provided by such other plan.

7.6 No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Subsidiary pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Subsidiary.

7.7 Governing Law. The validity, construction and effect of this Plan or any incentive payment payable under this Plan shall be determined in accordance with the laws of the State of New Jersey.

7.8 Severability. If any provision of this Plan is, becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Plan, such provision shall be stricken as to such jurisdiction, and the remainder of this Plan shall remain in full force and effect.

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7.9 Certain Tax Matters. No payments under this Plan are intended to constitute deferred compensation subject to Section 409A of the Code, unless a Participant elects to defer a payment pursuant

to a deferred compensation plan that is intended to comply with such Code Section. The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Section 409A of the Code, and each shall be construed, interpreted and administered accordingly. The Company and its Subsidiaries do not guarantee that any benefits that may be provided under the Plan will satisfy all applicable provisions of Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, in the event that a Participant is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant's "separation from service" within the meaning of Section 409A of the Code shall instead be paid or provided on the first business day following the date that is six months following the Participant's separation from service or any earlier date permitted by Section 409A of the Code. If the Participant dies following the separation from service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant's estate within 30 days following the date of the Participant's death. If any Award would be considered "deferred compensation" under Section 409A of the Code, the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or any Award, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Section 409A of the Code.

* * * *

This Plan is being executed, on behalf of the Board, by the undersigned duly-authorized officer of the Company.

COLUMBIA FINANCIAL, INC.

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Adopted by the Compensation Committee of the Board of Directors on December 16, 2024